UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. [ ])

Filed by the Registrant    [X ]
Filed by a Party other than the Registrant    [  ]


Check the Appropriate Box:

[  ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

[X ] Definitive Proxy Statement

[  ] Definitive Additional Materials

[  ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or
     Sec. 240.14a-12


              -----------------------------------------------------
                             C&D TECHNOLOGIES, INC.
              -----------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



              -----------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement if
                           other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X ] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which
         transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
         O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

[  ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

C&D TECHNOLOGIES, INC.                                 1400 Union Meeting Road
POWER SOLUTIONS                                        P.O. Box 3053
                                                       Blue Bell, PA  19422-0858
                                                       Telephone (215)619-2700
                                                       Fax (215)619-7840







                                                                    May 27, 1999


Dear Stockholder:


         We cordially invite you to attend the Annual Meeting of Stockholders of C&D TECHNOLOGIES, INC. to be held on Tuesday, June 29, 1999, at 10:00 A.M., at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania. Your Board of Directors and management look forward to personally greeting you there.


         Whether or not you plan to attend, your shares will be represented and voted at the Annual Meeting if you promptly complete, sign, date and return the enclosed proxy card in the envelope we have provided.


         We thank you for your cooperation and continued support.


                                           Sincerely,

                                           /s/ William Harral, III
                                           -----------------------

                                           WILLIAM HARRAL, III
                                           Chairman of the Board

                             C&D TECHNOLOGIES, INC.
                             1400 Union Meeting Road
                          Blue Bell, Pennsylvania 19422

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                  JUNE 29, 1999

                    ----------------------------------------


         The Annual Meeting of Stockholders of C&D TECHNOLOGIES, INC. ("C&D") will be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania, on Tuesday, June 29, 1999, at 10:00 A.M., for the following purposes:

   1.    To elect directors of C&D for the ensuing year

   2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for C&D for the fiscal year ending January 31, 2000

   3. To transact such other business as may properly come before the meeting and any adjournments of the meeting

         Stockholders of record at the close of business on May 10, 1999 will be entitled to vote at the meeting and at any adjournments of the meeting.

         If you are unable to be present personally, please sign and date the enclosed proxy, which is being solicited by the Board of Directors, and return it promptly in the enclosed envelope.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        GLENN M. FEIT
                                        Secretary

May 27, 1999

                             C&D TECHNOLOGIES, INC.

                             1400 Union Meeting Road
                          Blue Bell, Pennsylvania 19422

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 29, 1999


     Your proxy is solicited by and on behalf of the Board of Directors of C&D TECHNOLOGIES, INC. ("C&D", "we" or "our") to be used at the Annual Meeting of Stockholders to be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania, on Tuesday, June 29, 1999, at 10:00 A.M., and at any adjournment of the meeting. The following questions and answers provide important information about the Annual Meeting and this Proxy Statement.

What am I voting on?
--------------------

     o    Election of Directors

     o Ratification of the appointment of PricewaterhouseCoopers LLP as C&D's independent accountants through January 31, 2000

Who is entitled to vote?
------------------------

     Stockholders as of the close of business on May 10, 1999 (the "Record Date") are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date.

How do I vote?
--------------

     You should sign and date each proxy you receive and return it in the enclosed, self-addressed envelope. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf FOR the election of the seven directors and the ratification of the independent accountants.

How is proxy solicitation done?
-------------------------------

     C&D will bear the cost of the solicitation of proxies. We will make solicitations initially by first class mail; however, officers and regular employees of C&D may solicit proxies personally or by telephone or the internet. We will not compensate those persons specifically for these services. C&D may also retain an outside proxy solicitation firm to assist in soliciting proxies and will compensate that firm at its customary rate. C&D may reimburse brokers, banks, custodians, nominees, and fiduciaries holding shares of common stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of those shares.

     We are mailing this Proxy Statement to stockholders on or about May 27, 1999.

How should I sign the proxy?
----------------------------

     You should sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as attorney, executor, administrator, guardian, trustee, or the officer or agent of a company), you should indicate your name and title or capacity. If you hold the stock in custody for a minor (for example, under the Uniform Transfers to Minors Act), you should sign as custodian, not the minor. If you hold the stock in joint ownership with another person or persons, one owner may sign on behalf of all the owners.

May I revoke my proxy?
----------------------

     You have the right to revoke  your proxy at any time  before the meeting by
(1) delivering a written revocation to the Secretary of C&D, or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting.

What does it mean if I receive more than one proxy card?
--------------------------------------------------------

     If you hold shares registered in more than one account, you will receive a proxy card for each account. You should sign and return all proxies so that all your shares will be voted.

Who will count the votes?
-------------------------

     Representatives of Continental Stock Transfer & Trust Company, C&D's transfer agent, will tabulate the votes and act as independent inspectors for the election.

What constitutes a quorum?
--------------------------

     We are required to have a quorum to hold the Annual Meeting. A quorum is a majority of the outstanding shares, present or represented by proxy. As of the Record Date, 12,566,327 shares of common stock were issued and outstanding. Abstentions and broker non-votes (which we define below) are counted as if stockholders were present for purposes of determining whether a quorum is present at the meeting.

How many votes are needed for the approval of each item?
--------------------------------------------------------

     There are differing requirements for the proposals. Voting is not cumulative; directors will be elected by a plurality of the votes cast at the Annual Meeting, which means that the seven nominees with the most votes will be elected directors. We will count only votes cast for a nominee, except that your proxy will be voted FOR the seven nominees described in this proxy statement unless you instruct us to the contrary in your proxy.

     The proposal to ratify the appointment of the independent accountants and any other business that may properly come before the meeting and adjournments thereof will be approved if there are more votes cast for the proposal than there are cast against the proposal. It is counted the same as votes against a proposal if a stockholder indicates on his proxy that he is abstaining from voting on an item. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

What is a "broker non-vote"?
----------------------------

         A "broker non-vote" occurs when a stockbroker submits a proxy that does not indicate a vote for a proposal because the stockbroker has not received instructions from the beneficial owners on how to vote on the proposal and does not have the authority to vote without instructions.

What percentage of the stock do directors and officers own?
-----------------------------------------------------------

     Together, they owned approximately 1.1% of our common stock on April 27, 1999 (we have provided you with details on pages 5 and 6).

Who are the largest stockholders?
---------------------------------

     As of April 27, 1999, Westport Asset Management, Inc. owned 1,237,300 shares (or 9.9%); Paradigm Capital Management, Inc. owned 841,000 shares (or 6.7%); Atlantic Investment Management, Inc. owned 818,470 shares (or 6.5%); and Shell Pensions Trust Limited owned 794,400 shares (or 6.3%) (see page 4 for details).

What is the deadline  for  submitting  stockholder  proposals at our 2000 annual
--------------------------------------------------------------------------------
meeting?
--------

     Stockholders may submit proposals for consideration at our 2000 annual meeting in one of two ways. They may ask us to include the proposal in next year's proxy statement and on next year's proxy cards by submitting the proposal to us in writing no later than January 27, 2000. Alternatively, they may choose not to ask us to include the proposal in next year's proxy statement and on next year's proxy cards, in which case the proposal must be submitted to us no later than April 12, 2000. Stockholder proposals should be submitted to the attention of our Vice President - Finance and Chief Financial Officer at the address at the front of this proxy statement.

                             PRINCIPAL STOCKHOLDERS

     As of April 27, 1999, the persons listed in the following table were the only persons known to us (based solely on information set forth in Schedules 13D, 13D/A and 13G/A filed with the Securities and Exchange Commission) to be the beneficial owners of more than five percent of our outstanding shares of common stock.

                                                Shares of
         Name and address of                   Common Stock            Percent
           Beneficial Owner                Beneficially Owned (5)      of Class
----------------------------------------   ----------------------      --------

Westport Asset Management, Inc. (1)........     1,237,300               9.9%
253 Riverside Avenue
Westport, Connecticut  06880

Paradigm Capital Management, Inc. (2)......       841,000               6.7%
9 Elk Street
Albany, New York 12207

Atlantic Investment Management, Inc. (3)...       818,470               6.5%
750 Lexington Avenue
New York, New York 10022

Shell Pensions Trust Limited (4)...........       794,400               6.3%
Shell Centre
London SE1 7NA
England
--------------------

  (1) Based on the Schedule 13G/A, dated February 16, 1999, filed by Westport Asset Management, Inc. This party has shared voting and dispositive power with respect to all the shares listed opposite its name in the table.

  (2) Based on the Schedule 13G/A, dated February 9, 1999, filed by Paradigm Capital Management, Inc. This party has sole voting power with respect to 40,900 shares and sole dispositive power with respect to all the shares listed opposite its name in the table.

  (3) Based on the Schedule 13D/A, dated March 18, 1999, filed by Atlantic Investment Management, Inc. This party has sole voting and dispositive power with respect to all the shares listed opposite its name in the table.

  (4) Based on the Schedule 13D, dated February 2, 1996, filed by Shell Pensions Trust Limited as Trustee of the Shell Contributory Pension Fund. This party has sole voting and dispositive power with respect to all the shares listed opposite its name in the table.

  (5)    All share data has been  adjusted to reflect  C&D's  two-for-one  stock
         split,   effected  in  the  form  of  a  100%  stock  dividend,   where
         appropriate.

                              ELECTION OF DIRECTORS

     At the Annual Meeting of Stockholders, you will be electing the entire Board of Directors. Each nominee has consented to being named as a nominee in this Proxy Statement and to serve if elected. However, if any nominee should become unable to serve as a director for any reason, the named proxies will vote for a substitute nominee designated by the Board of Directors or, if none is so designated, will be cast according to the judgment of the person or persons voting the proxy.


                                   MANAGEMENT

     Directors are elected annually to serve until the next annual meeting of stockholders and until their successors have been elected. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among any of our directors and executive officers.


                                                                                  Shares of Common
                                                                                 Stock Beneficially     Percent
                                            Positions and Offices                    Owned as of           of
     Nominees for Directors                      with C&D                   Age  April 27, 1999(6)     Class (7)
---------------------------------       --------------------------------    ---  ------------------    ---------


William Harral, III (1)(2)(3)(4)...     Chairman of the Board                59        12,414             *
Wade H. Roberts, Jr................     President and Chief Executive        52         5,000             *
                                         Officer (as of April 1, 1999);
                                         Director
Kevin P. Dowd (1)(2)(3)(5).........     Director                             50         3,414             *
Glenn M. Feit (1)(2)...............     Director and Secretary               69         4,414             *
Pamela S. Lewis (1)(5).............     Director                             42         2,414             *
George MacKenzie...................     Director                             50            --             *
John A. H. Shober (1)(4)(5)........     Director                             65         6,414             *

    Executive Officers who
       are not Directors
---------------------------------

Charles R. Giesige.................     Vice President and General           43            --             *
                                         Manager - Dynasty Division
Leslie S. Holden (1)...............     Vice President - Battery             62        23,443             *
                                         Technology
Apostolos T. Kambouroglou (1)......     Vice President - Operations          56        47,466             *
Stephen E. Markert, Jr. (1)........     Vice President - Finance and         47        27,381             *
                                         Chief Financial Officer
Robert T. Marley (1) ..............     Treasurer                            46         1,500             *
Larry W. Moore (1).................     Vice President and General           56         6,335             *

John J. Murray, Jr. (1)............     Vice President and General           55         2,000             *
                                         Manager - Motive Power Division
Mark Z. Sappir.....................     Vice President - Human Resources     47            --             *

All directors and
 officers as a group (15 persons)..                                                   142,195            1.1%
---------------

    *    Less than 1% of outstanding shares of common stock

                                            (footnotes begin on following page)

     (1) The figures for shares of common stock beneficially owned as of April 27, 1999 include fully vested and presently exercisable options to purchase (a) 2,000 shares for each of Messrs. Harral, Dowd, Feit and Shober and Dr. Lewis, (b) 13,467 shares for Dr. Holden, (c) 43,466 shares for Mr. Kambouroglou, (d) 19,333 shares for Mr. Markert, (e) 1,500 shares for Mr. Marley, (f) 5,335 shares for Mr. Moore and (g) 2,000 shares for Mr. Murray.

     (2)  Member of the Compensation Committee.

     (3)  Member of the Stock Option Subcommittee of the Compensation Committee.

     (4)  Member of the Corporate Governance and Nominating Committee.

     (5)  Member of the Audit Committee.

     (6)  All share data has been  adjusted to reflect C&D's  two-for-one  stock
          split,  effected  in  the  form  of  a  100%  stock  dividend,   where
          appropriate.

     (7) Based upon shares outstanding as of April 27, 1999, excluding treasury stock. In determining Percent of Class, the number of shares outstanding includes shares issuable on exercise of stock options within 60 days of the calculation date to the specific director, officer or group identified in the table, but no other shares issuable on exercise of stock options.

     William Harral, III has been a director of C&D since July 1996 and Chairman of the Board since April 1999. He is currently Senior Counselor for The Tierney Group, a strategic communications company. He was President and Chief Executive Officer of Bell Atlantic - Pennsylvania, Inc. (formerly Bell of Pennsylvania) from 1994 to March 1997. Mr. Harral also served as a director of Bell Atlantic - Pennsylvania, Inc. and serves on the board of The Bryn Mawr Trust Company, a commercial bank.

     Wade H. Roberts, Jr. has been President and Chief Operating Officer since joining C&D in October 1998 and became Chief Executive Officer in April 1999. Prior to joining C&D, Mr. Roberts was Vice President and Group Executive of IDEX Corporation and President of its Hale Products, Inc. subsidiary, a manufacturer of vehicle mounted fire pumps and the "Jaws of Life(TM)," from 1994 to 1998. C&D has entered into an employment agreement with Mr. Roberts as of October 22, 1998.

     Kevin P. Dowd has been a director of C&D since January 1997. He has been a director, President and Chief Executive Officer of Checkpoint Systems, Inc. ("Checkpoint"), a manufacturer and supplier of electronic security systems for retail and commercial customers, since January 1995. Mr. Dowd was President and Chief Operating Officer of Checkpoint from 1993 to 1995 and prior to that he served as the Executive Vice President of Checkpoint. Mr. Dowd is also a director of Holy Redeemer Health System and MAB Paints, Inc.

     Glenn M. Feit has been a director and the Secretary of C&D since January 1986. He is a member of the law firm of Proskauer Rose LLP, our general counsel. Mr. Feit has been engaged in the practice of law in New York since 1957. Mr. Feit is also a director of Wundies Industries, Inc., a manufacturer and distributor of ladies' and children's underwear and sleepwear, and Blair Industries, Inc., a manufacturer and distributor of molded plastic products. Mr. Feit is the Secretary of Charterhouse Group International, Inc., a manager of private equity investment funds.

     Pamela S. Lewis has been a director of C&D since June 1998. She has been a Professor of Management and Dean of the College of Business and Administration at Drexel University since June 1997. Prior to her association with Drexel University, Dr. Lewis served as Chair of the Department of Management at the University of Central Florida. Her professional specialization is in the field of strategic planning with a particular emphasis on competitive and marketing strategy. She has written and lectured on these topics extensively. Dr. Lewis is also a director of Charming Shoppes, Inc., a retailer of women's apparel, Transitional Work, Inc. and the Pennsylvania Economy League.

     George MacKenzie has been a director of C&D since April 1999. He has been Senior Vice President and Chief Financial Officer of Hercules, Inc., a specialty chemical company, since 1996, having previously served as its Vice President and Chief Financial Officer from 1995 to 1996 and its Vice President and Treasurer from 1991 to 1995. Previously, Mr. MacKenzie held various corporate accounting positions at Hercules, Inc. He serves on the Board of Trustees of the Medical Center of Delaware and OperaDelaware and is a member of the Investment Committee and Accounting Advisory Board at the University of Delaware. Mr. MacKenzie is also a member of both the American and the Pennsylvania Institutes of Certified Public Accountants.

     John A. H. Shober has been a director of C&D since July 1996. He has been a director of Penn Virginia Corporation, a natural resources company, since 1989, Vice Chairman of the board of directors from 1992 to 1996, and President and Chief Executive Officer from 1989 to 1992. Mr. Shober is also a director of Airgas, Inc., Anker Coal Group, Inc., Ensign-Bickford Industries, Inc., First Reserve Corporation, Hercules, Inc., MIBRAG mbH, and several other organizations including The Eisenhower Exchange Fellowships.

     Charles R. Giesige was appointed Vice President and General Manager - Dynasty Division in March 1999. Prior to joining C&D, Mr. Giesige spent 15 years with Johnson Controls, Inc., a Fortune 200 global company and a leading supplier of automotive seating, interiors and batteries and facility management and control systems. In that time he held numerous financial and senior level management positions, including General Manager of the Specialty Battery Division.

     Leslie S. Holden, F.R.I.C., Ph.D., has been Vice President - Battery Technology since he joined C&D in September 1989.

     Apostolos T. Kambouroglou was appointed Vice President - Operations effective November 1997. He held the title of Vice President and General Manager
- Motive Power Systems from February 1995 until November 1997. He joined C&D in March 1991 as Plant Manager of the Conyers, Georgia plant, and subsequently held the positions of Senior Director - Standby Operations and Vice President - Operations, C&D Powercom.

     Stephen E. Markert, Jr. was appointed Vice President - Finance and Chief Financial Officer in February 1995. He joined C&D in May 1989 as Corporate Controller.

     Robert T. Marley was appointed Treasurer of C&D in August 1995. He joined C&D in 1991 as Manager of Treasury Services and later held the position of Treasurer of C&D's subsidiaries.

     Larry W. Moore was appointed Vice President and General Manager - Powercom Division in January 1997. He joined C&D in December 1996 as Vice President of Marketing for C&D Powercom and Ratelco Electronics. From 1995 to 1996, he was President of MooreCom, a communications consulting firm he founded. Prior to that time, through 1995, Mr. Moore spent over 30 years with AT&T where he held various sales and marketing positions.

     John J. Murray, Jr. was appointed Vice President and General Manager - Motive Power Division in October 1997. Mr. Murray was the Principal of J. J. Murray Associates, a marketing and management consultancy serving Fortune 500 clients, from 1993 to 1995, Vice President of Marketing and Sales for Gordon Wahls Company, a national executive search company, from 1995 to 1996 and Senior Consultant for Right Management Consultants, a global management consulting firm, from 1996 to 1997.

     Mark Z. Sappir was appointed Vice President - Human Resources in July 1998. From 1988 through 1998, he held a series of senior level human resources positions within both operating units and the corporate headquarters of Bayer Corporation, a multinational chemical, healthcare product and imaging technology company.

     The Board of Directors has established a Compensation Committee (including a Stock Option Subcommittee), an Audit Committee and a Corporate Governance and Nominating Committee. The Compensation Committee reviews the compensation of executives (including awards pursuant to our Incentive Compensation Plan) and through its Stock Option Subcommittee administers our Stock Option Plans. The Audit Committee, which is comprised of directors who are not officers or employees of C&D, reviews the scope of the independent audit, our year-end financial statements and such other matters relating to our financial affairs as its members deem appropriate. The Corporate Governance and Nominating Committee identifies and evaluates candidates for election as members of the Board of Directors and reviews corporate policies (it will consider nominees recommended by stockholders in writing to the Chairman of the Board).

     The Board of Directors held four regular meetings and three special meetings during the year ended January 31, 1999. The Compensation Committee, Audit Committee and Corporate Governance and Nominating Committee each held two meetings and the Stock Option Subcommittee held one meeting. During the last fiscal year, each of the directors attended 75% or more of the meetings of the Board and the committees of which he or she is a member, except for Alan G. Lutz (a current director who is not standing for re-election).

Executive Compensation
----------------------

     The following table sets forth information concerning annual and long-term compensation we paid for each of the last three fiscal years to our Chairman of the Board, President and Chief Executive Officer (who has since retired) and four other most highly compensated executive officers as of January 31, 1999 (two of whom are no longer employed by C&D) whose total annual salary and bonus from C&D for the year then ended exceeded $100,000.


                                                                        Long Term
                                         Annual Compensation           Compensation
                                         -------------------           ------------

                                                                        Securities
                                                                        Underlying           All
                                                                         Options            Other
             Name &                 Fiscal    Salary         Bonus       Granted         Compensation
       Principal Position            Year     ($) (1)       ($) (2)      (#) (3)           ($) (4)
-------------------------------      ----     --------      --------    ----------       ------------


Alfred Weber                         1999     $464,220      $260,000       30,000        $  5,117
  Former Chairman of the Board,      1998      430,161       294,800       24,000         107,035 (5)
  President and Chief                1997      392,312       191,500       68,000          4,905
  Executive Officer

A. Gordon Goodyear                   1999      189,167        43,000        5,000          5,037
  Former Vice President and          1998      177,917        66,900       12,000          4,783
  General Manager -                  1997      165,833        60,000       28,000          4,652
  Power Electronics Division

Leslie S. Holden                     1999      164,033        59,200        6,500          4,484
  Vice President -                   1998      158,499        60,800        8,400          4,242
  Battery Technology                 1997      151,684        34,000       16,000          4,288

Stephen E. Markert, Jr.              1999      162,029        59,000       10,000          5,060
  Vice President -                   1998      145,921        66,000        9,000          4,773
  Finance and Chief                  1997      136,682        45,500       20,000          4,877
  Financial Officer

Stephen J. Weglarz                   1999      156,692        58,700        6,500          5,027
  Former Corporate Counsel and       1998      148,470        60,700        9,000          4,783
  Vice President-Legal and           1997      136,682        58,000       24,000          4,702
  Regulatory Affairs
 ---------------

     (1) Does not include the value of certain personal benefits. The estimated value of those personal benefits for each listed officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus paid to that officer for the relevant fiscal year.

     (2) Represents incentive compensation under our Incentive Compensation Plan. Also includes payments to Messrs. Weber and Weglarz and Dr. Goodyear of $20,000 each, and to Mr. Markert of $7,500 related to the acquisition of Power Convertibles Corporation and LH Research, Inc. in fiscal 1997.

                                          (footnotes continue on following page)
                                        9

     (3)  All share data has been  adjusted to reflect C&D's  two-for-one  stock
          split,  effected  in  the  form  of  a  100%  stock  dividend,   where
          appropriate.

     (4)  Represents employer matching contributions under our Savings Plan.

     (5) Includes $102,168 paid to Mr. Weber in fiscal 1998 to reimburse him, on an after tax basis, for interest on a promissory note (see "Certain Relationships and Related Transactions" below).

---------------

     We entered into an employment agreement with Mr. Weber as of April 1, 1996 providing for a base salary of $400,000 per year, increasing by $35,000 per year in each of the following three years. Mr. Weber retired after the end of the last fiscal year. We will pay him his base salary as in effect on the date of his retirement for one year and will continue certain benefits during that period. Mr. Weber is subject to certain restrictions on competition with us for a period of one year following his retirement.

     We have also entered into employment agreements with Drs. Goodyear and Holden and Messrs. Markert and Weglarz. Their annual base salaries under these agreements are subject to increase during the course of the year by the Compensation Committee of the Board of Directors. Upon that review, effective April 1999, the base salaries of Drs. Goodyear and Holden and Messrs. Markert and Weglarz were $191,000, $171,000, $175,000 and $158,000, respectively. Each of these agreements is or was renewable automatically for successive terms of one month each, unless terminated by either party upon 60 days prior notice in the case of Drs. Goodyear and Holden and 30 days prior notice in the case of Messrs. Markert and Weglarz. The agreements restrict each of Drs. Goodyear and Holden and Messrs. Markert and Weglarz from competing with us for a period of one year following the termination of his employment. Each of the agreements also provide that if employment is terminated by us without cause or as a result of the nonrenewal of the agreement, we must pay the employee his base salary in effect at the date of termination for a one year period. Dr. Goodyear and Mr. Weglarz are no longer employed by C&D.

Pension Plans
-------------

     The C&D TECHNOLOGIES, INC. Pension Plan for Salaried Employees (the "Pension Plan") covers certain nonunion salaried employees of C&D who either have participated in its predecessor company's pension plan or have completed one year of service with C&D. The Pension Plan was amended during 1994, 1995 and 1998 to provide participation to salaried employees of certain of our subsidiaries. The Pension Plan was amended in 1997 to eliminate the one year of service eligibility requirement for covered employees. The Pension Plan is a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Pension Plan is a noncontributory defined benefit plan that provides for normal retirement benefits beginning at age 65 but permits early retirement benefits in certain cases, subject to a reduction of benefits for employees who retire earlier than age 62. Under the Pension Plan, the pension payable at normal or late retirement equals 2.1% of a participant's "average pay" (as defined below) during the highest paid five consecutive years of the participant's last ten years of employment multiplied by the number of years of credited service up to 15 (including service with our predecessor company), plus 1.6% of that average pay for each year in excess of 15 years up to a maximum of 15 additional years, reduced by .5% (the "Offset") of Covered Compensation (35-year average of the Social Security wage base ending the year prior to Social Security Normal Retirement Age) multiplied by the participant's years of credited service up to 30 years. The term "average pay" as used in the Pension Plan was amended January 1, 1994 to include salary, overtime, executive incentive compensation, sales bonuses, 30% of sales commissions, and any tax deferred contributions to C&D's savings plan. An unreduced disability benefit is provided after ten years of eligibility service, and a death benefit to a surviving spouse equal to approximately 50% of the value of the participant's pension benefit at the time of death is provided after five years of eligibility service or age 65. The Code places certain maximum limitations on the amount of benefit which may be payable under a qualified pension plan such as the Pension Plan. The current limitation on an employee's annual benefit is the lesser of $130,000 or the employee's average compensation for the three years that he was most highly compensated.

     The following table illustrates the total estimated annual pension benefits that would be provided upon retirement under the benefit formula described above to salaried employees for the specified remuneration and years of credited service classifications set forth below. Benefit amounts shown are computed on a straight life basis, prior to the Offset described above.

                                       Years of Credited Service (1)(2)(3)
                                  ---------------------------------------------

           Average Pay              5         10        20        30       40
    -----------------------       ------    ------    ------    ------   ------

    $160,000 or greater (4) ....  16,800    33,600    63,200    88,800   88,800
---------------

     (1) We expect that Dr. Holden and Mr. Markert will have 13 and 27 years of credited service, respectively, at normal retirement. Mr. Weber had 10 years of credited service upon his retirement and Dr. Goodyear and Mr. Weglarz had 8 and 9 years of credited service, respectively, when they ceased to be employed by C&D.

     (2) For the plan year ended December 31, 1998, the amount of remuneration, for purposes of calculations under the Pension Plan, for Messrs. Weber, Markert and Weglarz and Drs. Goodyear and Holden was $160,000.

     (3) The maximum annual benefit of $130,000 will be reduced for pension benefits which begin before, and increased for pension benefits which begin after, the participant's Social Security Normal Retirement Age.

     (4) Effective January 1, 1997, the maximum compensation limit is $160,000. The limit was $150,000 from January 1, 1994 through December 31, 1996 and for years prior to January 1, 1994 the limit was $235,840. After reflecting these limits, Mr. Weber's retirement benefit will be $40,559 prior to the Offset.

     We have adopted two Supplemental Executive Retirement Plans ("SERPs"), one covering Mr. Weber, and the other covering executives specified from time to time by the Board of Directors (presently including, among others, each of the four other most highly compensated executive officers as of January 31, 1999). The SERPs are non-qualified, unfunded defined benefit compensation plans whose purpose is to provide upon retirement or other qualifying event additional benefits to participants whose benefits under the Pension Plan have been restricted by federal law. The normal form of benefit under the SERPs for an unmarried participant is a monthly annuity ceasing on the participant's death and for a married participant is a joint and 60% survivor annuity, although a married participant may elect to have benefits paid in a monthly annuity, subject to spousal consent. Participants become vested in their benefits under the SERPs upon the earlier of the completion of 7 1/2 years of continuous employment with C&D or an affiliate or a change in control. Mr. Weber's maximum annual benefit will be $150,000 and the maximum annual benefit for other participants is $100,000, in each case indexed annually by 4% beginning
September 30, 1998, reduced by (i) the annual accrued benefit as of the retirement or other qualifying event (based on a monthly single life annuity) payable with respect to Mr. Weber at age 66 and with respect to all other participants at normal retirement age (as defined in the Pension Plan); (ii) one-half of the participant's social security benefit (as defined in the SERPs) that would be payable as of the retirement or other qualifying event; and (iii) the annual single life annuity payable at age 66 to Mr. Weber and at age 65 to all other participants based on the Actuarial Equivalent (as defined in the SERPs) of the participant's account under our Savings Plan as of the retirement or other qualifying event solely attributable to matching contributions made by C&D. The actual annual benefits payable are the percentages set forth below of the maximum annual benefit, based on the number of years of employment prior to retirement or other qualifying event:


            Years of Employment
         Prior to Qualifying Event             Percentage Benefit
         -------------------------             ------------------
               less than 7.5                           0%
                    7.5                               50%
                     8                               53.3%
                     9                                60%
                     10                              66.7%
                     11                              73.3%
                     12                               80%
                     13                              86.7%
                     14                              93.3%
                 15 or more                           100%

     Participants (other than Mr. Weber) who retire from C&D or an affiliate before age 65 and after age 62 will receive the actual annual benefit calculated above reduced by 7% per year prior to age 65.

     For participants (other than Mr. Weber) who have been continuously employed by C&D or an affiliate for at least five years, if the qualifying event is a change of control, the actual annual benefit is determined by multiplying the maximum annual benefit by a fraction (not to exceed 1), the numerator of which is the number of years the participant would have been employed if he were continuously employed by C&D or an affiliate through age 65, and the denominator of which is 15. For participants (other than Mr. Weber) who have been continuously employed by C&D or an affiliate for less than five years, the actual annual benefit is 50% of the amount referred to in the previous sentence. Benefits paid on account of a change of control are made in a single lump sum. A participant's SERP benefit may be forfeited in certain circumstances including where the participant is terminated for cause or violates a covenant not to compete.

Option Grants in Fiscal 1999
----------------------------

     The following table presents certain information concerning the stock options we granted to our Chairman of the Board, President and Chief Executive Officer (who has since retired) and the four other most highly compensated executive officers (two of whom are no longer employed by C&D) pursuant to our 1998 Stock Option Plan in the year ended January 31, 1999.


                                                       Individual Grants
                           --------------------------------------------------------------------------

                             Number of        % of Total                                      Grant
                             Securities         Options        Exercise                       Date
                             Underlying        Granted to       Price                        Present
                           Options Granted    Employees in       per          Expiration      Value
        Name                   (#)(1)          Fiscal Year      Share         Date (2)        ($)(3)
-----------------------    ---------------    ------------     --------       ----------    ---------


Alfred Weber                    30,000           10.6%         $23.3125       9/29/08       $294,600
A. Gordon Goodyear               5,000            1.8%         $23.3125       9/29/08         49,100
Leslie S. Holden                 6,500            2.3%         $23.3125       9/29/08         63,830
Stephen E. Markert, Jr.         10,000            3.5%         $23.3125       9/29/08         98,200
Stephen J. Weglarz               6,500            2.3%         $23.3125       9/29/08         63,830
---------------

     (1) The first 33 1/3% of the shares covered by these options will vest on September 29, 1999, the second 33 1/3% of the shares covered by these options will vest on September 29, 2000 and the remaining 33 1/3% of the shares covered by these options will vest on September 29, 2001. All of a participant's options vest in full upon the participant's retirement, disability or death. Mr. Weber's options subsequently vested in full upon his retirement.

     (2) Each option is subject to earlier termination if the officer's employment with C&D terminates. As a result, the options granted to Messrs. Weber and Weglarz and Dr. Goodyear during the last fiscal year are all expected to expire at various times prior to March 31, 2000.

     (3)  The options were valued using the Black-Scholes pricing model.

Option Exercises in Last Fiscal Year and Fiscal 1999 Year-End Option Values
---------------------------------------------------------------------------

     The following table presents certain information concerning the amount and value of all unexercised stock options held by our Chairman of the Board, President and Chief Executive Officer (who has since retired) and the four most highly compensated executive officers as of January 31, 1999 (two of whom are no longer employed by C&D).


                                                                                         Value of Unexercised In-
                                                   Number of Securities                the-Money Options at 1/31/99
                                                  Underlying Unexercised               ----------------------------
                           Shares                   Options at 1/31/99             Exercisable              Unexercisable
                          Acquired                ----------------------      ----------------------     -------------------
                             on        Value
                          Exercise    Realized   Exercisable  Unexercisable    Shares       Value        Shares      Value
         Name              (#)(3)       ($)         (#)(3)      (#)(3)         (#)(3)       ($)(1)       (#)(3)      ($)(1)
-----------------------  ---------   ----------  -----------  -------------   -------     ----------     ------     --------

Alfred Weber (2)            60,000   $1,533,460     213,333      68,667       213,333     $3,518,329     68,667     $301,046
A. Gordon Goodyear              --           --      65,667      22,333        65,667      1,031,546     22,333      121,142
Leslie S. Holden                --           --      13,467      17,433        13,467        129,296     17,433       72,235
Stephen E. Markert, Jr.      2,000       40,375      19,333      22,667        19,333        214,767     22,667       90,421
Stephen J. Weglarz              --           --      19,000      20,500        19,000        192,813     20,500      104,281
--------------------

     (1) Represents the number of shares covered by the option multiplied by the excess of (i) the closing price for shares of common stock ($23.875 per share) on January 31, 1999 over (ii) the aggregate exercise price of the option.

     (2)  Mr. Weber's options subsequently vested in full upon his retirement.

     (3)  All share data has been  adjusted to reflect C&D's  two-for-one  stock
          split,  effected  in  the  form  of  a  100%  stock  dividend,   where
          appropriate.

Compensation of Directors
-------------------------

     We pay our non-employee directors (i) an annual retainer of $12,000 (payable in stock or, at the election of each director, in a combination of stock and a sufficient amount of cash to pay income taxes owing on that amount),
(ii) for members of a committee of the Board of Directors other than the chairperson, $1,000 for each in-person meeting and $500 for each telephonic meeting of a committee attended and (iii) for the chairperson of a committee of the Board of Directors, $1,500 for each in-person meeting or $750 for each telephonic meeting of a committee attended; and, in addition, grants annually to each non-employee director options to purchase 1,000 shares of common stock at the closing price of the common stock on the date of grant. Messrs. Harral and Shober each received a special payment of $5,000, and Mr. Lutz received a special payment of $1,000, for their efforts in identifying and retaining a successor to Mr. Weber.

Composition of Compensation Committee
-------------------------------------

     During fiscal 1999 the Compensation Committee consisted of Messrs. Harral, Dowd and Feit. The Stock Option Subcommittee of the Compensation Committee consisted of Messrs. Harral and Dowd.

Compensation Committee Report
-----------------------------

          COMPENSATION PHILOSOPHY. The principal goal of C&D's compensation program as administered by the Compensation Committee is to help C&D attract, motivate and retain the executive talent required to develop and achieve C&D's strategic and operating goals with a view to maximizing shareholder value. The key elements of this program and the objectives of each element are as follows:

     BASE SALARY

          o Establish base salaries that are competitive with those payable to executives holding comparable positions at similar-sized industrial companies.

          o Provide periodic base salary increases as appropriate, consistent with C&D's overall operating and financial performance, with a view to rewarding successful individual performance and keeping pace with competitive compensation practices.

     ANNUAL INCENTIVE

          o Encourage both superlative individual effort and effective "team play" by creating potential for earning annual incentive awards based in part on C&D's achievement of budgeted earnings objectives and in part on achievement of individual performance objectives measuring the individual executive's contribution to the key performance targets of the internal business unit within which the executive functions or for which he is responsible.

          o Set potential awards at levels that offer covered executives the opportunity to earn incentive amounts equal to a significant percentage (ordinarily at least 35% for the most senior executives) of their base salaries for full achievement of all company and individual objectives, with the opportunity to selectively grant even larger awards to recognize outstanding individual performance.

     LONG-TERM INCENTIVE

          o Facilitate the alignment of executives' interests with those of our stockholders by providing opportunities for meaningful stock ownership.

         Summary of Actions Taken with Respect to the Chief Executive Officer. The Compensation Committee reviews the performance of its Chief Executive Officer at least once a year. For the year ended January 31, 1999, the Compensation Committee took the actions with respect to Mr. Weber described and discussed below.

               BASE SALARY. C&D has employment agreements with its principal executive officers that provide for annual reviews of their base salary. Pursuant to the agreement with Mr. Weber, at the end of fiscal year 1999, his base salary was $470,000.

               ANNUAL INCENTIVE. Criteria for earning incentive awards pursuant to C&D's Incentive Compensation Plan for the fiscal year ended January 31, 1999 were established for the principal executive officers by the Compensation Committee early in the fiscal year, based in part on substantial achievement of C&D's budgeted earnings per share and in part on achievement of specified individual performance objectives. Based on C&D and individual performance and the report of an independent consultant who examined C&D's compensation policies, the Compensation Committee granted a bonus award to Mr. Weber in the amount of $260,000.

               STOCK OPTIONS. Based on the report of an independent consultant who examined our compensation policies, the Stock Option Subcommittee of the Compensation Committee granted Mr. Weber options to purchase 30,000 shares of common stock in September 1998.

                                               William Harral, III
                                               Kevin P. Dowd
                                               Glenn M. Feit

Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

          Messrs. Harral, Dowd and Feit served on the Compensation Committee for the entire fiscal year ended January 31, 1999.

          Mr. Harral beneficially owns 12,414 shares of common stock. Mr. Feit is a member of the law firm of Proskauer Rose LLP, which provides legal services to C&D, and also beneficially owns 4,414 shares of common stock. Mr. Dowd beneficially owns 3,414 shares of common stock. The above shares have been adjusted to reflect C&D's two-for-one stock split, effected in the form of a 100% stock dividend.

Stock Price Performance Graph
-----------------------------

          The following graph compares on a cumulative basis the yearly percentage change, assuming quarterly dividend reinvestment over the last five fiscal years, in the total stockholder return on the common stock, with the total return on the New York Stock Exchange Market Value Index (the "NYSE Market Value Index"), a broad entity market index and the total return on a selected peer group index (the "SIC Code Peer Group Index"). The SIC Code Peer Group is based on the standard industrial classification codes ("SIC Codes") established by the government. The index chosen was "Miscellaneous Electrical Equipment and Supplies" and is comprised of all publicly traded companies having the same 3-digit SIC Code (369) as C&D. The price of each unit has been set at $100 on January 31, 1994 for the purpose of preparation of the graph.

                 Comparison of Five-Year Cumulative Total Return
                 -----------------------------------------------

                 Among C&D TECHNOLOGIES, INC., NYSE Market Value
                       Index and SIC Code Peer Group Index
                  Performance Results through January 31, 1999


        Fiscal Year         C&D             NYSE       Peer Group
        -----------         ---             ----       ----------
            1994           100.0           100.0         100.0
            1995           176.3            95.4         109.4
            1996           226.2           129.2         133.0
            1997           295.8           158.4         159.2
            1998           420.4           198.6         224.3
            1999           411.9           238.4         221.8

                          COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and beneficial owners of more than 10% of the common stock to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the common stock and to provide copies of those filings to us. Based upon a review of those copies and written representations, we believe that for the year ended January 31, 1999, Mr. Moore failed to timely file one report with respect to two transactions, which has since been filed.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On April 30, 1996, Mr. Weber exercised an option to purchase 110,000 (220,000 after adjustment for stock split) shares of common stock at $6.04 per share, pursuant to an Option Agreement dated May 30, 1989, as amended. We loaned Mr. Weber $1,057,138 to pay the tax withholding on the exercise of that option, evidenced by a secured promissory note, bearing interest at 5.33% per annum payable annually, and due on April 29, 1997, subject to extension until April 29, 1999 at the option of Mr. Weber. Mr. Weber extended the note on April 29, 1997 until April 29, 1999, but repaid it in full on April 29, 1998.


             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Based upon the recommendation of the Audit Committee, the Board of Directors has reappointed PricewaterhouseCoopers LLP as C&D's independent accountants for the fiscal year ending January 31, 2000. In the absence of instructions to the contrary, the shares of common stock represented by a proxy delivered to the Board of Directors will be voted FOR the ratification of the appointment of PricewaterhouseCoopers LLP. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Stockholders, will be available to respond to appropriate questions and, if he so desires, may make a statement.

     The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending January 31, 2000.


                                  ANNUAL REPORT

     We are mailing our Annual Report for the fiscal year ended January 31, 1999 together with this Proxy Statement to stockholders of record of C&D at the close of business on May 10, 1999. We will provide additional copies, without charge, upon the request of stockholders. To obtain copies, you should contact us at C&D TECHNOLOGIES, INC., 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422,
Attention: Vice President-Finance and Chief Financial Officer.

                                 OTHER BUSINESS

     The Board of Directors does not know of any other business to be presented to the meeting and does not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting or any adjournments thereof, it is intended that the persons named in the accompanying proxy will vote on those matters according to their best judgment in the interests of C&D.

                                  BY ORDER OF THE BOARD OF DIRECTORS



                                  GLENN M. FEIT

                                  Secretary

     We request that you date and sign the enclosed proxy and return it in the enclosed, self-addressed envelope. No postage is required if you mail it in the United States. Your prompt response will be helpful, and we appreciate your cooperation.

PROXY
                             C&D TECHNOLOGIES, INC.
             1400 UNION MEETING ROAD, BLUE BELL, PENNSYLVANIA 19422
           SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                        OF STOCKHOLDERS ON JUNE 29, 1999

     The undersigned hereby appoints Wade H. Roberts, Jr., Stephen E. Markert, Jr. and Glenn M. Feit, or any of them, with the power of substitution, as proxies and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of C&D TECHNOLOGIES, INC. held of record by the undersigned at the close of business on May 10, 1999, at the Annual Meeting of Stockholders to be held on Tuesday, June 29, 1999, and at any adjournments of that meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1.   Election of Directors:

     [ ] For all nominees listed below (except for any individual nominees whose names you strike through):

          William Harral, III     Wade H. Roberts, Jr.     Kevin P. Dowd
            Glenn M. Feit  Pamela S. Lewis  George MacKenzie  John A. H. Shober

     [ ]  Withhold authority to vote for all nominees listed above.

2.   Ratification   of  the   appointment  of   PricewaterhouseCoopers   LLP  as
     independent accountants for the fiscal year ending January 31, 2000:

                  [ ]  For       [ ]  Against         [ ]  Abstain

                   (Continued and to be signed on other side)

                           (Continued from other side)

3. In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting and any adjournments of the meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. PLEASE SIGN EXACTLY AS YOUR NAME APPEARS BELOW.

                                Dated: ___________________________________, 1999


                                       ___________________________________
                                                    Signature

                                       ___________________________________
                                        Representative Capacity (if any)

                    Please sign exactly as your name appears on this Proxy. If you are signing in a representative capacity (for example, as attorney, executor, administrator, guardian, trustee, or the officer or agent of a company), you should indicate your name and title or capacity. If you hold the stock in custody for a minor (for example, under the Uniform Transfers to Minors Act), you should sign as custodian, not the minor. If you hold the stock in joint ownership with another person or persons, one owner may sign on behalf of all the owners.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.